Exhibit 21

PARENT AND SUBSIDIARIES

(Included in the Consolidated Financial Statements and Wholly-owned)

National Presto Industries, Inc.

Eau Claire, Wisconsin (A Wisconsin Corporation)

Its Subsidiaries:
National Holding Investment Company
Wilmington, Delaware (A Delaware Corporation)

Its Subsidiaries:
Presto Manufacturing Company
Jackson, Mississippi (A Mississippi Corporation)

Jackson Sales and Storage Company
Jackson, Mississippi (A Mississippi Corporation)

Canton Sales & Storage Company
Canton, Mississippi (A Mississippi Corporation)

National Defense Corporation (Inactive)
Eau Claire, Wisconsin (A Wisconsin Corporation)

AMTEC Corporation
Janesville, Wisconsin (A Wisconsin Corporation)

Its Division:
Amron
Antigo, Wisconsin

Its Subsidiaries:
Spectra Technologies LLC
East Camden, Arkansas (A Delaware Corporation)

AMTEC Less Lethal Systems, Inc.
Bull Shoals, AR (A Wisconsin Corporation)

Presto Absorbent Products, Inc.
Eau Claire, Wisconsin (A Wisconsin Corporation)